EXHIBIT 10.33
SERVICES AGREEMENT
     Services Agreement (“Agreement”) made as of April 15th, 2003 by and between Sky Venture Capital Inc., a Delaware corporation, (“Provider”) and GlobalSecure Ltd., a Delaware corporation, (“GlobalSecure”).
PREAMBLE
     Provider is a founder, and substantial shareholder, of GlobalSecure. GlobalSecure desires to obtain services from Provider and Provider is willing to furnish, or make available, such services, to GlobalSecure. GlobalSecure also desires to obtain certain services from Provider’s personnel and Provider is willing to have such personnel make such services available to GlobalSecure. Provider and GlobalSecure desire to set forth and define the basis for providing such services.
     NOW THEREFORE, the parties agree as follows:
     1. Commencing with the execution of this Agreement, and at the request of GlobalSecure, Provider will provide, or otherwise make available to GlobalSecure, general corporate services, including, but not limited to, administrative staff functions, electronic data processing services, investor relations, accounting and legal services and the administration of the participation of GlobalSecure’s employees in Provider’s insurance and compensation programs. Exhibit A sets forth the services which will be provided to GlobalSecure in consideration of the annual fee set forth in Section 2 hereof. Additional services will be charged to GlobalSecure at Provider’s actual cost thereof or if provided by personnel employed by Provider, at an appropriate allocated cost basis. To the extent Provider, or its affiliates, have preferential rate agreements with vendors (including legal and accounting professionals), Provider will cause such vendor to extend such rate to GlobalSecure unless prohibited by the terms of the agreement with the vendor.
     2. For performing the services set forth on Exhibit A, GlobalSecure will pay Provider a fixed fee of $96,000 per annum payable in equal monthly payments in advance. In addition Provider shall be reimbursed for any reasonable out-of-pocket costs and expenses incurred by it in the performance of services hereunder. GlobalSecure may request a review of the amount of any allocated charges by giving Provider written notice requesting such review.
     3. Provider will not be required to make loans to GlobalSecure nor will Provider be required to guarantee any obligations for the benefit of, or assume any liability with respect to, GlobalSecure. Similarly, GlobalSecure will not be required to make loans to Provider, nor will GlobalSecure be required to guarantee any obligations for the benefit of, or assume any liability with respect to, Provider. The foregoing shall not be interpreted or construed to prohibit a party from making loans to the other party or from guaranteeing or assuming the obligations of the other party.
     4. All charges from Provider to GlobalSecure hereunder (other than the fixed fee) will be determined on a monthly basis and shall be payable within 30 days from the date of billing. It is expressly understood and agreed Provider may defer billing and the not render bills periodical. The failure to render periodic bills or to determine such charges periodically will not constitute a waiver of GlobalSecure’s obligations to pay for such services within 30 days after billing. Provider, in its sole discretion, may prospectively, or retroactively, waive, in whole or in part, any payments due or to become due hereunder or charge a lesser amount than required hereby without adversely affecting its right to payment for services for which it has rendered bills or to thereafter increase the charges to an amount not to exceed the amount provided for herein.
     5.      (a) Nothing contained herein shall be construed to relieve the directors or officers of either party from the performance of their respective duties or to limit the exercise of their powers in accordance with the respective certificates of incorporation and bylaws of the parties and any applicable provisions of the General Corporation Law of the State of Delaware. It is understood and agreed that the activities of the parties hereunder shall, all times, be subject to the control and direction of their respective boards of directors and officers.
              (b) Neither Provider, its affiliates or subsidiary companies, nor any of their respective officers, directors or employees shall be liable to GlobalSecure solely based upon the services provided to GlobalSecure or its subsidiaries by third parties pursuant to this Agreement. The provisions of this Agreement are for the sole benefit of Provider and GlobalSecure and shall not, except to the extent that otherwise expressly stated herein, inure to the benefit of any third party.
              (c) The terms of this Agreement shall commence on the date of the execution hereof and shall terminate on April 15, 2004.
              (d) Any dispute between the parties as to the appropriateness of any charges made hereunder shall be settled by arbitration held in New York City, New York under the rules of the American Arbitration Association. Any charges hereunder which are to be allocated between Provider and GlobalSecure shall be deemed appropriately allocated if such allocation is accepted by the independent certified public accountants then retained to audit the books and records of Provider as being appropriate under generally accepted accounting principles.
              (e) This Agreement shall not be assignable except with the prior written consent of the parties hereto.
              (f) This Agreement shall be governed and construed under the laws of the State of New York applicable to agreements made and to be performed solely within such state, without application of the doctrine of conflict of laws.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duties authorized representatives as of the day and year first above written.

Sky Venture Capital Inc.
By:	/s/ Ross H. Mandell
Ross H. Mandell, President

GlobalSecure Ltd.
By:	/s/ Craig R. Bandes
Craig Bandes, President

EXHIBIT A
TO SERVICES AGREEMENT
BETWEEN
SKY VENTURE CAPITAL INC.
AND
GLOBALSECURE LTD.
1. Those services of Sky Investor Relations, Inc., a subsidiary of Provider, which are usually provided to customer who have engaged it on an annual basis. These services have a value of $3,000 per month.
2. The services of Provider’s CFO of, currently Michael Brigante, for a total hour days (including travel time) to be mutually determined by Sky Venture Capital, Inc. and GlobalSecure, Ltd.
3. The services of Provider’s Director of Information Technology, currently David Robinson, for a total hour days (including travel time) to be mutually determined by Sky Venture Capital, Inc. and GlobalSecure, Ltd.
4. 100 hours of legal services to be provided by attorneys retained by Provider.